CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
PROTECTIVE PRODUCTS OF AMERICA, INC.

Pursuant to Section 242 of the Delaware General Corporation Law, Protective Products of America, Inc., a Delaware corporation (the “Corporation”) hereby files this Certificate of Amendment to its Certificate of Incorporation.

1.           Article I of the Certificate of Incorporation of the Corporation, filed with the Secretary of State of Delaware on July 31, 2008, is amended to read as follows:

“The name of the Corporation is PPOA Holding, Inc, a Delaware corporation.”

2.           The above amendment was duly adopted as of March 5, 2010 in accordance with the provisions of Section 242 of the Delaware General Corporation Law, upon resolution of the Board of Directors of the Corporation declaring its advisability, and such amendment was approved by the U.S. Bankruptcy Court for the Southern District of Florida in the Chapter 11 proceeding of the Corporation (In re Protective Products of America, Inc., et al., Case No. 10-10711-JKO) pursuant to an Order (i) Authorizing the Sale of Substantially all of the
Debtor’s Assets Free and Clear of Liens, Claims, Encumbrances, and Other Interests; (ii) Authorizing and Approving the Asset Purchase Agreement; (iii) Approving Procedures and Rights Related to Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (iv) Granting Related Relief entered by such Bankruptcy Court on February 22, 2010, a certified copy of which Order is attached to this Certificate.

[SIGNATURE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate of Amendment the ____ day of March, 2010.

/s/ Neil E. Schwartzman
Neil E. Schwartzman
Acting Chief Executive Officer

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UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF FLORIDA
FORT LAUDERDALE DIVISION
www.flsb.uscourts.gov

In re:	Case No. 10-10711-JKO

PROTECTIVE PRODUCTS OF AMERICA, INC. et al.,	Chapter 11

Debtors.	Jointly Administered

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ORDER (I) AUTHORIZING THE SALE OF SUBSTANTIALLY ALL OF THE
DEBTOR’S ASSETS FREE AND CLEAR OF LIENS, CLAIMS, ENCUMBRANCES,
AND OTHER INTERESTS; (II) AUTHORIZING AND APPROVING THE ASSET
PURCHASE AGREEMENT; (III) APPROVING PROCEDURES AND RIGHTS
RELATED TO ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY
 CONTRACTS AND UNEXPIRED LEASES; AND (IV) GRANTING RELATED RELIEF

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The Debtors in these jointly-administered chapter 11 cases are:  Protective Products of America, Inc., CPC Holding Corporation of America, Ceramic Protection Corporation of America, Protective Products International Corp., and Protective Products of North Carolina LLC.

Upon the motion (the “Motion”)2 of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and Rule 6004-1 of the Local Rules of the United States Bankruptcy Court for the Southern District of Florida (the “Local Rules”), for entry of an order (the “Order”) (a) approving the sale of substantially all of the Debtors’ assets free and clear of liens, claims, encumbrances and other interests, with such sale to be consummated in accordance with the terms and conditions of the Asset Purchase Agreement (as defined below), (b) authorizing and approving the execution and delivery of the Asset Purchase Agreement (as defined below); (c) approving procedures and rights related to the assumption and assignment of certain executory contracts and unexpired leases; and (d) granting related relief, all as more fully described in the Motion; and the Debtors having determined that the highest and otherwise best offer for Acquired Assets was made by Protective Products Enterprises, Inc. (the “Purchaser”) in the form of the Amended and Restated Asset Purchase Agreement among Protective Products Enterprises, Inc., one the one hand, and Protective Products of America, Inc. and the other sellers named therein, on the other hand, dated as of February 4, 2010 (and as amended through the date of the Auction), together with the exhibits and schedules thereto, each as may be amended or supplemented from time to time, (collectively, the “Asset Purchase Agreement”), a copy of which was filed by the Debtors under a Notice of Filing dated February 22, 2010 [D.E. 132]; and the Auction having been held on February 18, 2010 pursuant to which the Purchaser was selected as the winning bidder, and Protective Products Global, Inc. was selected as the Potential Backup Bidder (as defined in the Bidding Procedures) with a bid of $9,900,000 plus all tax refunds, if any, received by the Potential Backup Bidder in excess of $2,000,000; and the Court having conducted a hearing on February 19, 2010 (the “Sale Hearing”) to consider the approval of the sale of the Acquired Assets and consummation of the transactions contemplated in the Asset Purchase Agreement (the “Transactions”) pursuant to the terms and condition of the Asset Purchase Agreement, and the Court having considered:  (a) the Motion and any objections thereto, (b) the proposed sale of the Acquired Assets by Debtors to the Purchaser pursuant to the Asset Purchase Agreement and the Transactions contemplated thereby, (c) the arguments of counsel made, and evidence adduced, related thereto, and (d) the full record in these chapter 11 cases, including the record related to the hearing to consider the Bidding Procedures Order and the Sale Hearing held before the Court; all parties in interest having been heard, or having had the opportunity to be heard, regarding the approval of the Asset Purchase Agreement and sale of the Acquired Assets and other transactions contemplated by the Asset Purchase Agreement; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates, their creditors and other parties in interest; that reasonable and adequate notice of the Motion, the Bidding Procedures Order, the Transactions contemplated by the Asset Purchase Agreement, this Order and the Sale Hearing have been provided to all persons required to be served in accordance with the Bankruptcy Code and the Bankruptcy Rules; and after due deliberation thereon; and good and sufficient cause appearing therefor, it is hereby

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2	Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

FOUND, CONCLUDED AND DETERMINED THAT:3

A.   The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.

B.   To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

C.   The Court has jurisdiction over the Motion and over the property of Debtors, including the Acquired Assets to be sold, transferred and conveyed pursuant to the Asset Purchase Agreement, and the Transactions contemplated by the Asset Purchase Agreement pursuant to 28 U.S.C. §§ 157 and 1334.  This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2).  Venue of these chapter 11 cases and the Motion in this district and Court is proper under 28 U.S.C. §§ 1408 and 1409.

D.   This Order constitutes a final and appealable order within the meaning of 28 U.S.C. § 158(a).  Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), and to any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, the Court expressly finds that there is no just reason for delay in the implementation of this Order, and expressly directs entry of judgment as set forth herein.

E.   The Acquired Assets constitute property of the Debtors’ estates and title thereto is vested in the Debtors’ estates within the meaning of section 541(a) of the Bankruptcy Code.

F.   The statutory bases for the relief requested in the Motion are sections 105(a), 363, and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006 and 9014.

G.   On January 13, 2010 (the “Petition Date”), each of the Debtors filed voluntary petitions under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court” or this “Court”).  Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties as debtors-in-possession pursuant to Bankruptcy Code sections 1107 and 1108.

H.   The Court entered the Bidding Procedures Order on January 19, 2010,  [DE # 46], (i) establishing bidding and auction procedures (the “Bidding Procedures”); (ii) approving proposed bid protections to the Purchaser in accordance with the Asset Purchase Agreement; (iii) scheduling an auction and the Sale Hearing to consider the sale of the Debtors’ assets; (iv) establishing procedures for noticing and determining cure amounts related to the Debtors’ executory contracts and unexpired leases; (v) approving the form and manner of notice of all procedures, protections, schedules and agreements; and (vi) granting certain related relief.

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3	All findings of fact and conclusions of law announced by the Court at the Sale Hearing in relation to the Motion are hereby incorporated herein to the extent not inconsistent herewith.

I.   Actual written notice of, and a reasonable opportunity to object or be heard with respect to, the Sale Hearing, the Auction, the Motion and the Transactions has been afforded to all known interested entities, including, but not limited to the following parties:  (i) all creditors or their counsel known to the Debtors to assert a lien (including any security interest), claim, right, interest or encumbrance of record against all or any portion of the Acquired Assets; (ii) the Office of the United States Trustee; (iii) the Environmental Protection Agency; (iv) all applicable federal, state and local taxing and regulatory authorities of the Debtors or recording offices or any other governmental authorities that, as a result of the sale of the Acquired Assets, may have claims, contingent or otherwise, in connection with the Debtors’ ownership of the Acquired Assets or have any known interest in the relief requested by the Motion; (v) the state and local environmental agencies in the jurisdictions where the Debtors own or lease real property; (vi) counsel to the Purchaser; (vii) counsel to the prepetition and postpetition secured lenders; (viii) the United States Attorney’s office; (ix) all parties in interest who have requested notice pursuant to Bankruptcy Rule 2002; (x) counsel to the Official Committee of Unsecured Creditors; (xi) all parties to any litigation involving the Debtors; (xii)all of the Debtors’ current employees and former employees, if any, who were terminated immediately prior to the commencement of these cases, (xiii) all counterparties to any executory contract or unexpired lease of the Debtors; (xiii) all other known creditors and interest holders of Debtors; and (xiv) all potential bidders previously identified or otherwise known to the Debtors.

J.   The Debtors have articulated good and sufficient reasons for the Court to grant the relief requested in the Motion regarding the sales process, including, without limitation, approval and authorization to serve the Sale Notice (as defined in the Bidding Procedures Order).

K.          The Sale Notice (as defined in the Bidding Procedures Order) provided all interested parties with timely and proper notice of the Transactions contemplated by the Asset Purchase Agreement, the Sale Hearing and the Auction.

L.   As evidenced by the affidavits of service previously filed with the Court, proper, timely, adequate and sufficient notice of the Motion, the Auction, the Sale Hearing and the Transactions has been provided in accordance with sections 102(1), 363 and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006 and 9014.  The Debtors also have complied with all obligations to provide notice of the Motion, the Auction, the Sale Hearing and the Transactions required by the Bidding Procedures Order, including with respect to notice of the assumption, sale and assignment of each Assumed Executory Contract.  The notices described above were good, sufficient and appropriate under the circumstances, and no other or further notice of the Motion, the Auction, the Sale Hearing or the Transactions contemplated by the Asset Purchase Agreement is required.

M.         The disclosures made by the Debtors concerning the Asset Purchase Agreement, the Auction, the Transactions contemplated by the Asset Purchase Agreement and the Sale Hearing were good, complete and adequate.

N.   The Bidding Procedures set forth in the Bidding Procedures Order were non-collusive, proposed and executed in good faith as a result of arm’s length negotiations between the Debtors and the Purchaser, and were substantively and procedurally fair to all parties.

O.          The Debtors conducted the sale and auction process in accordance with, and have otherwise complied in all respects with, the Bidding Procedures Order.  The sale and auction process set forth in the Bidding Procedures Order afforded a full, fair and reasonable opportunity for any entity to make a higher or otherwise better offer to purchase the Acquired Assets.

P.   The Debtors conducted the Auction on February 18, 2010 and selected the Purchaser as the winning bidder, determining that the Asset Purchase Agreement and the Transactions contemplated thereby constitute the highest and best offer for the Acquired Assets, and will provide a greater recovery for the Debtors’ estates than would be provided by any other available alternative.  The Debtors’ determination that the Asset Purchase Agreement constitutes the highest and best offer for the Acquired Assets constitutes a valid and sound exercise of the Debtors’ business judgment.

Q.   The Asset Purchase Agreement and the Transactions contemplated thereby represent a fair and reasonable offer to purchase the Acquired Assets under the circumstances of the chapter 11 cases.  No other entity or group of entities has offered to purchase the Acquired Assets for greater economic value to the Debtors’ estates than the Purchaser.

R.   Approval of the Motion and the Asset Purchase Agreement and the consummation of the Transactions contemplated thereby is in the best interests of the Debtors, their creditors, their estates and other parties in interest.

S.   The Debtors have demonstrated compelling circumstances and a good, sufficient, and sound business purpose and justification for the sale of the Acquired Assets and Transactions outside the ordinary course of business.  Such business reasons include, but are not limited to, the following (i) the Asset Purchase Agreement constitutes the highest and best offer for the Acquired Assets; (ii) the Asset Purchase Agreement and the closing thereon will present the best opportunity to realize the value of the Acquired Assets on a going concern basis and avoid decline and devaluation of the Acquired Assets; and (iii) any other transaction, including pursuant to a plan of reorganization, would not have yielded as favorable an economic result.

T.   The Purchaser is purchasing the Acquired Assets in good faith and is a good faith buyer within the meaning of section 363(m) of the Bankruptcy Code, and are therefore entitled to the full protections of that provision, and otherwise have proceeded in good faith in all respects in connection with this proceeding in that, inter alia:  (i) the Purchaser recognized that the Debtors were free to deal with any other party interested in acquiring the Acquired Assets; (ii) the Purchaser complied with the provisions in the Bidding Procedures Order; (iii) the Purchaser agreed to subject their bid to the competitive bidding procedures set forth in the Bidding Procedures Order; (iv) all payments to be made by the Purchaser and other agreements or arrangements entered into by the Purchaser in connection with the Transactions have been disclosed; (v) the Purchaser has not violated section 363(n) of the Bankruptcy Code by any action or inaction; and (vi) the negotiation and execution of the Asset Purchase Agreement, including all Transactions contemplated thereby, was at arms-length and in good faith.

U.   The Debtors and the Purchaser have not engaged in any conduct that would permit the Asset Purchase Agreement or the sale of the Acquired Assets or the Transactions contemplated thereby to be avoided under section 363(n) of the Bankruptcy Code.

V.   The consideration provided by the Purchaser pursuant to the Asset Purchase Agreement is fair and adequate and constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia.

W.         By consummating the sale pursuant to the Transactions contemplated by the Asset Purchase Agreement, the Purchaser is not a mere continuation of the Debtors or their estates and there is no continuity between the Purchaser and Debtors.  The Purchaser is not holding itself out to the public as a continuation of the Debtors.  The Purchaser is not a successor to the Debtors or their estates, and the Transactions do not amount to a consolidation, merger or de facto merger of the Purchaser and the Debtors.

X.   The sale of the Acquired Assets and the Transactions contemplated by the Asset Purchase Agreement outside a plan of reorganization pursuant to the Asset Purchase Agreement neither impermissibly restructures the rights of the Debtors’ creditors nor impermissibly dictates the terms of a liquidating plan of reorganization of the Debtors.  The sale does not constitute a sub rosa plan.

Y.   The Debtors, acting by and through their existing agents, representatives and officers, have full corporate power and authority to execute and deliver the Asset Purchase Agreement and all other documents contemplated thereby, including, without limitation authority to effect the name changes set forth in Section 10.6 of the Asset Purchase Agreement, and no further consents or approvals are required for the Debtors to consummate the Transactions and any related actions contemplated by the Asset Purchase Agreement, except as otherwise set forth in the Asset Purchase Agreement.

Z.   The Purchaser has not agreed to assume and shall have no obligations with respect to any liabilities of the Debtors or their subsidiaries or Affiliates other than as expressly set forth in the Asset Purchase Agreement.

AA.  The transfer of each of the Acquired Assets to the Purchaser will be as of the Closing Date a legal, valid and effective transfer of such assets, and vests or will vest the Purchaser with all right, title and interest of the Debtors to the Acquired Assets free and clear of all encumbrances, claims, interests and Liens accruing, arising or relating thereto any time prior to the Closing Date, unless otherwise assumed in the Asset Purchase Agreement.

BB.       The Debtors may sell the Acquired Assets free and clear of all encumbrances, claims, interests and Liens against the Debtors, their estates or any of the Acquired Assets (unless otherwise assumed in the Asset Purchase Agreement) because, in each case, one or more of the standards set forth in section 363(f)(1)-(5) of the Bankruptcy Code has been satisfied.  Those holders of encumbrances, claims, interests and Liens against the Debtors, their estates or any of the Acquired Assets who did not object, or who withdrew their objections, to the Transactions or the Motion are deemed to have consented thereto pursuant to section 363(f)(2) of the Bankruptcy Code.  Those holders of such encumbrances, claims, interests and Liens who did object fall within one or more of the other subsections of section 363(f) and are adequately protected by having their encumbrances, claims, interests and Liens, if any, in each instance against the Debtors, their estates or any of the Acquired Assets, attach to the cash proceeds of the Transactions ultimately attributable to the Acquired Assets in which such creditor alleges an interest, in the same order of priority, with the same validity, force and effect that such creditor had prior to the Transactions, subject to any claims and defenses the Debtors and their estates may possess with respect thereto.

CC.        If the sale of the Acquired Assets to the Purchaser were not free and clear of all encumbrances, claims, interests and Liens, or if the Purchaser would, or in the future could, be liable for any of the encumbrances, claims, interests and Liens, the Purchaser would not have entered into this Asset Purchase Agreement and would not consummate the sale or the Transactions contemplated by the Asset Purchase Agreement, thus adversely affecting the Debtors, their estates and their creditors.

DD.       The assumption and assignment of the Assumed Executory Contracts, including any Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement, if any, pursuant to the terms of this Order is integral to the Asset Purchase Agreement and is in the best interests of the Debtors and their estates, creditors and other parties in interest, and represents the reasonable exercise of sound and prudent business judgment by the Debtors.

EE.        The Debtors and Purchaser have, to the extent necessary, satisfied the requirements of section 365 of the Bankruptcy Code, including sections 365(b)(1)(A), (B) and 365(f), in connection with the sale and assumption and assignment of the Assumed Executory Contracts to the extent provided under the Asset Purchase Agreement, including any Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement.  The Purchaser is able to demonstrate adequate assurance of future performance with respect to any Assumed Executory Contracts pursuant to section 365(b)(1)(C) of the Bankruptcy Code, including any Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement.  Except as provided by in the Asset Purchase Agreement, the Assumed Executory Contracts, including any Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement, are assignable notwithstanding any provisions contained therein to the contrary.

FF.        To maximize the value of the Acquired Assets, it is essential that the closing of the Transactions occurs within the time constraints set forth in the Asset Purchase Agreement.  Time is of the essence in consummating the Transactions.

GG.       Given all of the circumstances of the chapter 11 cases and the adequacy and fair value of the Purchase Price under the Asset Purchase Agreement, the Transactions constitute a reasonable and sound exercise of the Debtors’ business judgment, are in the best interests of the Debtors, their estates, their creditors and other parties in interest and should be approved.

HH.       The consummation of the Transactions is legal, valid and properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, sections 105(a), 363(b), 363(f), 363(m), 365(b) and 365(f) of the Bankruptcy Code, and all of the applicable requirements of such sections have been complied with in respect of the Transactions

NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

1.   The relief requested in the Motion is granted and approved, and the Transactions contemplated thereby and by the Asset Purchase Agreement are approved as set forth in this Order.

2.   Any and all objections and responses to the Motion that have not been withdrawn, waived, settled or resolved, and all reservations of rights included therein, are hereby overruled and denied.

3.   Notice of the Motion, the Auction, the Sale Hearing and the Transactions contemplated by the Asset Purchase Agreement was fair and equitable under the circumstances and complied in all respects with section 102(1) of the Bankruptcy Code and Bankruptcy Rules 2002, 6004 and 6006.

Approval of the Sale of the Acquired Assets

4.   The Purchaser’s offer for the Acquired Assets, as embodied in the Asset Purchase Agreement, is the highest and best offer for the Acquired Assets and the Asset Purchase Agreement, including all other ancillary documents, and all of the terms and conditions thereof, and the Transactions contemplated thereby, are hereby approved in all respects.

5.   The sale of the Acquired Assets and the consideration provided by the Purchaser under the Asset Purchase Agreement is fair and reasonable and shall be deemed for all purposes to constitute a transfer for reasonably equivalent value and fair consideration under the Bankruptcy Code and other applicable law.

6.   Pursuant to section 363(b) of the Bankruptcy Code, the Debtors, acting by and through their existing agents, representatives and officers, are authorized and empowered to take any and all actions necessary or appropriate to (a) consummate the Transactions pursuant to and in accordance with the terms and conditions of the Asset Purchase Agreement, (b) close the Transactions as contemplated in the Asset Purchase Agreement and this Order, (c) transfer and assign all right, title and interest (including common law rights) to all property, licenses and rights to be conveyed in accordance with the terms and conditions of the Asset Purchase Agreement, and (d) execute and deliver, perform under, consummate, implement and close fully the Asset Purchase Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Asset Purchase Agreement and the Transactions, including any other ancillary documents, or as may be reasonably necessary or appropriate to the performance of the obligations as contemplated by the Asset Purchase Agreement and such other ancillary documents.

7.   In the event the Purchaser fails to close in accordance with the terms of the Asset Purchase Agreement, the Debtors, acting by and through their existing agents, representatives and officers, are authorized to close on the Transactions with the Potential Backup Bidder, and are authorized and empowered to take any and all actions necessary or appropriate to (a) consummate the Transactions pursuant to and in accordance with the terms and conditions of the asset purchase agreement with the Potential Backup Bidder4, (b) close the Transactions as contemplated in the Potential Backup Bidder APA and this Order, (c) transfer and assign all right, title and interest (including common law rights) to all property, licenses and rights to be conveyed in accordance with the terms and conditions of the Potential Backup Bidder APA and this Order, and (d) execute and deliver, perform under, consummate, implement and close fully the Potential Backup Bidder APA, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Potential Backup Bidder APA and the Transactions, including any other ancillary documents, or as may be reasonably necessary or appropriate to the performance of the obligations as contemplated by the Potential Backup Bidder APA and such other ancillary documents, as provided in this Order.

8.   This Order shall be binding in all respects upon the Debtors, their estates, all creditors, all holders of equity interests in the Debtors, all holders of any encumbrances, claims, interests and Liens (whether known or unknown) against any Debtor, any holders of encumbrances, claims, interests and Liens against or on all or any portion of the Acquired Assets, all counterparties to any executory contract or unexpired lease of the Debtors, the Purchaser and all successors and assigns of the Purchaser, and any trustees, examiners or other fiduciary under any section of the Bankruptcy Code, if any, subsequently appointed in any of the Debtors’ chapter 11 cases or upon a conversion to chapter 7 under the Bankruptcy Code of the Debtors’ cases.  The terms and provisions of the Asset Purchase Agreement and this Order shall inure to the benefit of the Debtors, their estates, and their creditors, the Purchaser, and their respective affiliates, successors, and assigns, and any affected third parties, including, but not limited to, all persons asserting any encumbrances, claims, interests and Liens in the Acquired Assets to be sold to the Purchaser pursuant to the Asset Purchase Agreement, notwithstanding any subsequent appointment of any trustee(s), party, entity, or other fiduciary under any section of any chapter of the Bankruptcy Code, as to which trustee(s), party, entity, or other fiduciary such terms and provisions likewise shall be binding.

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The Potential Backup Bidder APA shall mean  the asset purchase agreement dated  as of February 12, 2010, as amended and superseded by the asset purchase agreement marked as Exhibit 1 to the record of the Auction.

Sale and Transfer of Acquired Assets

9.   Pursuant to sections 105(a), 363(b), 363(f), 365(b) and 365(f) of the Bankruptcy Code, upon the Closing Date and pursuant to the Asset Purchase Agreement, the Acquired Assets shall be transferred to the Purchaser free and clear of all encumbrances, claims, interests, and Liens, including, without limitation, any interest or claim not assumed by the Purchaser pursuant to the Asset Purchase Agreement.

10.         On the Closing Date, this Order shall be construed and shall constitute for any and all purposes a full and complete general assignment, conveyance and transfer of all of the Acquired Assets or a bill of sale transferring good and marketable title in such Acquired Assets to Purchaser pursuant to the terms and allocations set forth in the Asset Purchase Agreement.  On the Closing Date, this Order shall be construed and shall constitute for any and all purposes a full and complete and general assignment of all right, title and interest of the Debtors and each estate to the Purchaser in the Assumed Executory Contracts.  For the avoidance of doubt, the Excluded Assets set forth in the Asset Purchase Agreement are not included in the Acquired Assets.

11.         Subject to the terms and conditions of this Order, the transfer of Acquired Assets to the Purchaser pursuant to the Asset Purchase Agreement and the consummation of the Transactions and any related actions contemplated thereby (including, without limitation, the name changes set forth in Section 10.6 of the Asset Purchase Agreement) do not require any consents other than as specifically provided for in the Asset Purchase Agreement and constitutes a legal, valid and effective transfer of the Acquired Assets, and shall vest Purchaser with right, title and interest of the Debtors in and to the Acquired Assets as set forth in the Asset Purchase Agreement, as applicable, free and clear of all encumbrances, claims, interests and Liens of any kind or nature whatsoever (unless otherwise assumed in the Asset Purchase Agreement).

12.         To the greatest extent available under applicable law and except as provided in the Asset Purchase Agreement, the Purchaser, as provided by the Asset Purchase Agreement, shall be authorized, as of the Closing Date, to operate under any license, permit, registration and governmental authorization or approval of the Debtors with respect to the Acquired Assets, and all such licenses, permits, registrations and governmental authorizations and approvals are deemed to have been, and hereby are, directed to be transferred to the Purchaser as of the Closing Date as provided by the Asset Purchase Agreement.

13.         All entities who are presently, or on the Closing may be, in possession of some or all of the Acquired Assets to be sold, transferred or conveyed pursuant to the Asset Purchase Agreement are hereby directed to surrender possession of the Acquired Assets to the Purchaser on the Closing Date.

14.         Except as expressly permitted or otherwise specifically provided by the Asset Purchase Agreement or this Order, all entities, including, without limitation, the California Franchise Tax Board and all other governmental units, affiliated or otherwise, holding encumbrances, claims, interests and Liens in all or any portion of the Acquired Assets (unless otherwise assumed in the Asset Purchase Agreement) arising under or out of, in connection with, or in any way relating to the Debtors, the Acquired Assets, the operation of the Debtors’ Business prior to the Closing Date or the transfer of the Acquired Assets to the Purchaser, hereby are forever barred, estopped and permanently enjoined from asserting against the Purchaser or their successors or assigns, their property or the Acquired Assets, such entities’ encumbrances, claims, interests and Liens in and to the Acquired Assets.  On the Closing Date, each creditor of the Debtors is authorized and directed to execute such documents and take all other actions as may be necessary to release encumbrances, claims, interests and Liens on the Acquired Assets, if any, as provided for herein, as such encumbrances, claims, interests and Liens may have been recorded or may otherwise exist.  The transactions authorized herein shall be of full force and effect, regardless of the Debtors’ lack of good standing in any jurisdiction in which such Debtor is formed or authorized to transact business.

15.         Upon consummation of the Transactions set forth in the Asset Purchase Agreement, if any person or entity that has filed financing statement, mortgages, mechanic’s liens, lis pendens, or other documents or agreements evidencing encumbrances, claims, interests and Liens against or in the Acquired Assets shall not have delivered to the Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfactions, releases of all encumbrances, claims, interests and Liens that the person or entity has with respect to the Acquired Assets (unless otherwise assumed in the Asset Purchase Agreement), or otherwise, then (a) the Debtors are hereby authorized and directed to execute and file such statements, instruments, releases and other documents on behalf of the person or entity with respect to the Acquired Assets and (b) the Purchaser is hereby authorized to file, register or otherwise record a certified copy of this Order, which, once filed, registered or otherwise recorded, shall constitute conclusive evidence of the release of all encumbrances, claims, interests and Liens in the Acquired Assets of any kind or nature.  For the avoidance of doubt, to the extent necessary, upon consummation of the Transactions set forth in the Asset Purchase Agreement, the Purchaser is authorized to file termination statements, lien terminations or other amendments in any required jurisdiction to remove and record, notice filings or financing statements recorded to attach, perfect or otherwise notice any lien or encumbrance that is extinguished or otherwise released pursuant to this Order under section 363 and the related provisions of the Bankruptcy Code.

16.         All entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtors to sell and transfer the Acquired Assets to the Purchaser in accordance with the terms of the Asset Purchase Agreement and this Order.

17.         This Order is and shall be binding upon and govern the acts of all entities, including, without limitation, federal, state and governmental agencies or departments, the California Franchise Tax Board, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any lease; and each of the foregoing entities is hereby directed to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the Transactions contemplated by the Asset Purchase Agreement.

18.         At Closing, the Debtors shall escrow $9,000,000 from the proceeds of the sale which shall be deposited in a segregated, interest bearing account maintained by the Debtors or their counsel (the “Escrow”).  The liens of Canadian Imperial Bank of Commerce (“CIBC”) upon the Acquired Assets shall attach to the Escrow with the same validity and priority as CIBC’s liens upon the Acquired Assets.  If a timely Challenge is not filed with the Court prior to the Challenge Deadline, as such terms are defined in the Court’s Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364(c), 364(d) and 364(e) and Fed. R. Bankr. P. 4001 and 9014 (I) Authorizing the Debtors to Obtain Secured Post-Petition Financing on Super-Priority Priming Lien Basis, (II) Authorizing the Use of Cash Collateral and Providing Adequate Protection, (III) Modifying the Automatic Stay and (IV) Prescribing Form and Manner of Notice and Setting Time for Final Hearing (D.E. #72) (the “Interim DIP Order”), upon expiration of the Challenge Deadline or such later time as the Court may order, the Debtors shall pay CIBC the full amount of its claim, in cash, from the Escrow, without further Order of the Court.  To the extent that the Escrow is insufficient to pay CIBC’s secured claims in full, CIBC shall have a lien upon all other assets of the Debtors (but shall not have any lien or other security interest in any respect to the Acquired Assets) with the same validity and priority as CIBC’s liens on such other assets of the Debtors.  Except as set forth above, the Escrow shall not be disbursed without further order of this Court.  This Order is not intended to alter or modify the Interim DIP Order.

19.         The Committee shall have through and including March 22, 2010 within which to contest the validity or amount of any tax liabilities that the Debtors are required to pay pursuant to Section 10.10 of the Asset Purchase Agreement.   The filing of an objection by the Committee shall toll the Debtors’ obligation to pay solely those taxes that are subject of the objection.  The Debtors are contesting, in good faith, the taxes asserted to be due by the State of California.  Accordingly, the Debtors shall not be required to pay any Pre-Closing Taxes to the State of California at Closing.

20.         In addition to the Debtors (including any successors to the Debtors), the Committee and its representatives shall be permitted access to the books and records relating to the Business or the Acquired Assets in the manner provided for in Section 10.9 of the Asset Purchase Agreement.   The Purchaser shall preserve and maintain the Sellers’ electronically stored information, including without limitation the information contained on the Sellers’ computer server.

21.         At Closing, the Purchaser shall acquire only those Assumed Avoidance Actions listed in Schedule 2.1(ii); and the Purchaser shall acquire, with the exception of any Avoidance Actions not specifically acquired as set forth in Schedule 2.1(ii), any and all other claims or causes of action of the Sellers other than claims or causes of action against those current or former officers and directors of the Sellers who are not employees, officers or directors of the Purchaser at Closing or one business day following the Closing.  Notwithstanding any rights being transferred to the Purchaser, nothing herein shall be construed to relinquish, waive or release the Debtors' or their estates' right to assert any claim, counterclaim, right or cause of action solely (and for no other purpose than) as a defense or objection to a proof of claim filed in these bankruptcy proceedings, and in no event shall such assertion seek to avoid any transaction or interest set forth in the avoidance actions transferred to the Purchaser pursuant to this Order and the Asset Purchase Agreement.

Contracts to be Assigned

22.         From and after the Effective Date, the Debtors shall not reject any executory Contracts or unexpired leases to which any Debtors is a party (collectively, the “Scheduled Contracts”) unless otherwise agreed to in writing by Purchaser, with notice to the Committee, or as provided in the Asset Purchase Agreement.

23.         Pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code, and subject to and conditioned upon the occurrence of the Closing Date, the Debtors’ assumption and assignment to the Purchaser, and the Purchaser’s assumption on the terms set forth in the Asset Purchase Agreement of the Assumed Executory Contracts, including any Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement, is hereby approved in its entirety, and the requirements of section 365 of the Bankruptcy Code with respect thereto are hereby deemed satisfied.

24.         The Debtors are hereby authorized and directed in accordance with sections 105(a), 363 and 365 of the Bankruptcy Code to (a) assume and assign to the Purchaser, effective upon the Closing Date of the sale of the Acquired Assets (or as otherwise provided in the Asset Purchase Agreement with respect to Designated Contracts), the Assumed Executory Contracts (or the Designated Contracts that are assumed and assigned in accordance with the Asset Purchase Agreement) free and clear of all encumbrances, claims, interests and Liens of any kind or nature whatsoever (unless otherwise assumed in the Asset Purchase Agreement) and (b) execute and deliver to the Purchaser such documents or other instruments as may be necessary to assign and transfer the Assumed Executory Contracts to the Purchaser, including with respect to any Designated Contracts that are assumed and assigned to the Purchaser pursuant to the Asset Purchase Agreement.

25.         Upon the Closing (or as otherwise provided in the Asset Purchase Agreement with respect to Designated Contracts), in accordance with sections 363 and 365 of the Bankruptcy Code, the Purchaser shall be fully and irrevocably vested in all right, title and interest of each Assumed Executory Contract (including any Designated Contract that is assumed and assigned to the Purchaser pursuant to the Asset Purchase Agreement).  The Debtors shall cooperate with, and take all actions reasonably requested by, the Purchaser to effectuate the foregoing, as further provided in the Asset Purchase Agreement.

26.         Notwithstanding anything to the contrary, the Purchaser may elect to take assignment of certain executory contracts and unexpired leases listed on Schedule 2.6(c) of the Asset Purchase Agreement (the “Designated Contracts”) for up to ninety (90) days after the Closing Date of the Asset Purchase Agreement (the “Contract Retention Period”).  Purchaser may, at its sole discretion and at any time during the Contract Retention Period, deliver to Debtors one (1) or more written notices (each, an “Assumption Notice”) requesting assumption and assignment of any Designated Contract(s).  Upon receipt of an Assumption Notice, the Debtors shall take all actions reasonably necessary to seek to assume and assign to Purchaser pursuant to section 365 of the Bankruptcy Code the Designated Contract(s) set forth in the applicable Assumption Notice, and Purchaser shall be responsible for satisfying any costs of cure relating to such Designated Contracts, including filing with the Bankruptcy Court and serving a notice on such counterparty to the Designated Contract that identifies the Purchaser of the Acquired Assets and provides notice that the Debtors are assuming and assigning the Designated Contract to the Purchaser.  To the extent that any Designated Contract is a Facility Lease, the Debtors hereby grant the Purchaser a license to use and possess the Facility which is leased pursuant to such Facility Lease; provided, however, and subject to paragraph 33 of this Order, that Purchaser shall have no liabilities or obligation under such Facility Lease, including with respect to environmental, health or safety matters.  Such license shall commence on the Closing Date and shall terminate on the earlier of the date such Facility Lease is rejected and the last day of the Contract Retention Period.  Notwithstanding anything in this Agreement to the contrary, on the date that any Designated Contract is assumed and assigned to Purchaser pursuant to Section 2.6(c) of the Asset Purchase Agreement, such Contract shall be deemed an Assumed Executory Contract for all purposes under the Asset Purchase Agreement.

27.         The Assumed Executory Contracts, including any Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement, shall be transferred to, and remain in full force and effect for the benefit of, the Purchaser in accordance with their respective terms, notwithstanding any provision in any such Assumed Executory Contract or Designated Contract that is assumed and assigned to Purchaser pursuant to the Asset Purchase Agreement (including those of the type described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts or conditions such assignment or transfer.

28.         Pursuant to sections 365(b)(1)(A) and (B) of the Bankruptcy Code, and except as otherwise provided by this Order, the Purchaser shall,  promptly pay the Cure Amounts relating to any Assumed Executory Contract (or Designated Contract that is assumed and assigned to the Purchaser pursuant to the Asset Purchase Agreement in accordance therewith), if any, as set forth in the Cure Notice (as defined in the Bidding Procedures Order) served by the Debtors on each of the parties to Scheduled Contracts, with respect to possible assumption and assignment thereof.

29.         The Cure Amounts are hereby fixed at the amounts set forth in the Cure Notice served by the Debtors, or the amounts determined on the record at the Sale Hearing, as the case may be, and the non-Debtor parties to the Assumed Executory Contracts, including the non-Debtor parties to any Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement, are forever bound by such Cure Amounts and are herby enjoined from taking any action against the Purchaser or the Acquired Assets with respect to any claim for cure under any Assumed Executory Contract, including any Designated Contract that is assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement.

30.         The payment of the applicable Cure Amounts (if any) by the Purchaser shall (a) effect a cure of all defaults existing thereunder as of the date that such executory contracts or unexpired leases are assumed and (b) compensate for any actual pecuniary loss to such non-Debtor party resulting from such default.  The Purchaser shall then have assumed the Assumed Executory Contracts, including any Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement, and pursuant to section 365(f) of the Bankruptcy Code, the assignment by the Debtors of such Assumed Executory Contracts (or Designated Contracts that are assumed and assigned to the Purchaser pursuant to the Asset Purchase Agreement) shall not be a default thereunder.  After the payment of the relevant Cure Amounts by the Purchaser, neither the Debtors nor the Purchaser shall have any further liabilities to the counterparties to the Assumed Executory Contracts, including with respect to any Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement, other than the Purchaser’s obligations under the Assumed Executory Contracts or Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement, that accrue and become due and payable on or after the date that such Assumed Executory Contracts, or Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement, are assumed.

31. Purchaser may, at its sole discretion and at any time during the Contract Retention Period, deliver to the Debtors one (1) or more written notices (each, a “Rejection Notice”) notifying Debtors of its intent not to assume any Designated Contract(s).  On the date that Purchaser provides a Rejection Notice with respect to such Designated Contract, such Designated Contract will be deemed an Excluded Contract for all purposes under the Asset Purchase Agreement, the Debtors shall immediately reject such Excluded Contract, and all obligations arising thereafter in connection with such Excluded Contract shall be considered Excluded Liabilities under the Asset Purchase Agreement.  Upon the expiration of the Contract Retention Period, all Designated Contracts that have not been deemed Assumed Executory Contracts pursuant to an Assumption Notice and have not been subject of a Rejection Notice shall be automatically deemed to be Excluded Contracts, the Debtors shall immediately reject such Excluded Contracts, and all obligations arising thereafter in connection with such Excluded Contracts shall be considered Excluded Liabilities under the Asset Purchase Agreement.

32.         As soon as practicable after the Closing Date, the Debtors shall reject all Excluded Contracts.  To the extent that any executory Contract or unexpired lease relating to the Business is not identified prior to the Closing Date or is not an Assumed Executory Contract, an Excluded Contract or a Designated Contract on the Closing Date, such executory Contract or unexpired lease shall be deemed an Excluded Contract and the Debtors shall immediately reject any such executory Contract or unexpired lease upon discovery.

33.         To the extent that any Designated Contract is a Facility Lease, the Debtors shall grant the Purchaser a license to use and possess the Facility which is leased pursuant to such Facility Lease.  Such license shall commence on the Closing Date and shall terminate on the earlier of the date such Facility Lease is rejected and the last day of the Contract Retention Period.  The Purchaser shall compensate the Debtors for the ordinary course costs of such Designated Contract in accordance with the terms of such contract, in each case first arising after the Closing Date and actually incurred by the Debtors in performing obligations after the Closing under such Designated Contract until the earlier of the date such Designated Contract is assigned to the Purchaser, the date the Purchaser delivers a Rejection Notice with respect to such Designated Contract, or the last day of the Contract Retention Period.

34.         Any provisions in any Assumed Executory Contracts (or any Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement) that prohibit or condition the assignment of such Assumed Executory Contracts (or such Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement) or allow the party to such Assumed Executory Contracts (or to such Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement) to terminate, recapture, impose any penalty, condition on renewal or extension or modify any term or condition upon the assignment of such Assumed Executory Contract (or such Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement), constitute unenforceable anti-assignment provisions that are void and of no force and effect.  All other requirements and conditions under sections 363 and 365 of the Bankruptcy Code for the assumption by the Debtors and assignment to the Purchaser of the Assumed Executory Contracts (or such Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement) have been satisfied.

35.         Any party having the right to consent to the assumption or assignment of any Assumed Executory Contract (or such Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement) that failed to object to such assumption or assignment is deemed to have consented to such assumption and assignment as required by section 365(c) of the Bankruptcy Code.

36.         The Purchaser is able to provide adequate assurance of future performance under the relevant Assumed Executory Contracts (or under the relevant Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement) within the meaning of sections 365(b)(1)(C), 365(b)(3) (to the extent applicable) and 365(f)(2)(B) of the Bankruptcy Code.

37.         There shall be no assignment fees, increases, rent-acceleration or any other fees charged to the Purchaser or the Debtors as a result of the assumption and assignment of the Assumed Executory Contracts (or the Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement).

38.         Pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code, all counterparties to the Assumed Executory Contracts, if any, including any counterparties to the Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement, are forever barred and permanently enjoined from raising or asserting against the Debtors or Purchaser any assignment fee, default, breach or claim or pecuniary loss, or condition to assignment, arising under or related to the Assumed Executory Contracts, including related to any Designated Contracts that are assumed and assigned to the Purchaser pursuant to the terms of the Asset Purchase Agreement, existing as of the date that such Contracts are assumed or arising by reason of the Closing.

39.         Neither Purchaser nor any successor of Purchaser shall be responsible for or have any encumbrances, claims, interests and Liens or obligations arising out of any of the contracts, agreements or understandings that are Excluded Contracts, including with respect to any Designated Contracts that become Excluded Contracts after the Closing Date (except as specifically provided by the Asset Purchase Agreement).

40.         Within two (2) days after the Closing Date, the Debtors will file a complete list of the Scheduled Contracts that were assumed and assigned, as of the Closing Date, to the Purchaser.  The Debtors will file a complete list of Designated Contracts at that time.

41.         To the extent that the Purchaser requests assumption and assignment of any Designated Contract after the Closing Date, the Debtors shall serve the non-Debtor counterparty to such Designated Contract with the Assumption Notice substantially in the form attached as Exhibit 4 to the Bidding Procedures Order.  As soon as practicable after the Contract Retention Period, the Debtors shall file a final and complete list of all Assumed Executory Contracts.

42.         Upon (a) service of an Assumption Notice substantially in the form attached as Exhibit 4 to the Bidding Procedures Order and (b) payment by Purchaser of the associated Cure Amount(s), the assumption and assignment of the Designated Contracts shall be deemed effective, without further order of the Court.

Additional Provisions

43.         Effective upon the Closing Date, all entities, including without limitation, the California Franchise Tax Board and all other governmental units, affiliated or otherwise, are forever prohibited and permanently enjoined from commencing or continuing in any manner any action or other proceeding, whether in law or equity, in any judicial, administrative, arbitral or other proceeding against the Purchaser, their successors and assigns, or the Acquired Assets, with respect to any (a) encumbrances, claims, interests and Liens arising under, out of, in connection with or in any way relating to the Debtors, the Purchaser, the Acquired Assets, or the operation of the Business or the Acquired Assets prior to the closing of the Transactions, or (b) successor liability, including, without limitation, the following actions:  (i) commencing or continuing in any manner any action or other proceeding against the Purchaser, their successors or assigns, assets or properties, (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Purchaser, their successors, assets or properties, (iii) creating, perfecting or enforcing any encumbrances, claims, interests and Liens against the Purchaser, their successors or assigns, assets or properties; (iv) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due the Purchaser or their successors or assigns, (v) commencing or continuing any action, in any manner or place, that does not comply or is inconsistent with the provisions of this Order or other orders of the Court, or the agreements or actions contemplated or taken in respect thereof, or (vi) revoking, terminating or failing or refusing to issue or renew any license, permit or authorization to operate any of the Acquired Assets or conduct any of the businesses operated with the Acquired Assets.

44.         Except as otherwise expressly provided in the Asset Purchase Agreement, the Purchaser shall have no obligation, as successor or otherwise (including with respect to successor or vicarious liabilities of any kind or character), to pay wages, bonuses, severance pay, benefits (including, without limitation, contributions or payments on account of any under-funding with respect to any and all pension plans) or any other payment to employees of Debtors or their Affiliates.  The Purchaser shall have no liability, as successor or otherwise (including with respect to successor or vicarious liabilities of any kind or character), with respect to any collective bargaining agreement, employee pension plan, employee welfare or retention, benefit and/or incentive plan to which Debtors or their Affiliates are a party and relating to the Business (including, without limitation, arising from or related to the rejection or other termination of any such agreement), and the Purchaser shall in no way, as successor or otherwise (including with respect to successor or vicarious liabilities of any kind or character), be deemed a party to or assignee of any such agreement, and no employee of the Purchaser shall be deemed in any way covered by or a party to any such agreement, and all parties to any such agreement are hereby enjoined from asserting against the Purchaser any and all encumbrances, claims, interests and Liens arising from or relating to such agreement.  Any and all notices, if any, required to be given to the Debtors’ or their Affiliates’ employees pursuant to the Workers Adjustment and Relocation Adjustment Act, or any similar federal or state law, shall be the sole responsibility and obligation of the Debtors and their Affiliates and the Purchaser shall have no responsibility or liability therefore.

45.         Except for the encumbrances, claims, interests and Liens assumed by the Purchaser in the Asset Purchase Agreement and without limiting paragraphs 8, 38 and 39 of this Order, the Purchaser is not, by virtue of the consummation of the Transactions contemplated by the Asset Purchase Agreement, assuming nor shall it be liable or responsible, as a successor or otherwise (including with respect to successor or vicarious liabilities of any kind or character), under any theory of law or equity, including, any theory of antitrust, environmental successor or transferee liability, labor law, de facto merger or substantial continuity, whether known or unknown as of the Closing Date, now existing or hereafter raised, which may be asserted or unasserted, fixed or contingent, liquidated or unliquidated with respect to the Debtors, or any of its predecessors or Affiliates or any obligations of the Debtors or their predecessors or Affiliates arising prior to the Closing Date, for any liabilities, debts, commitments or obligations (whether known or unknown, disclosed or undisclosed, absolute, contingent, inchoate, fixed or otherwise) in any way whatsoever relating to or arising from the Acquired Assets or the Debtors’ operation of its businesses or use of the Acquired Assets on or prior to the Closing Date, including, but not limited to, any liabilities, debts, commitments or obligations arising on or prior to the Closing and under or in connection with:  (a) any employment or labor agreements (including any collective bargaining agreements), consulting agreements, severance arrangements, change-in-control agreements or other similar agreement to which the Debtors are a party; (b) any pension, welfare, compensation or other employee benefit plans, agreements, practices and programs, including, without limitation, any pension plan of the Debtors; (c) the cessation of the Debtors’ operations, dismissal of employees, or termination (including rejection) of employment or labor agreements (including any collective bargaining agreements) or pension, welfare, compensation or other employee benefit plans, agreements, practices and programs, obligations that might otherwise arise from or pursuant to applicable law; (d) workmen’s compensation, occupational disease or unemployment or temporary disability insurance claims; (e) environmental liabilities, debts, claims or obligations arising from conditions first existing on or prior to Closing; (f) any bulk sales or similar law; (g) any liabilities, debts, commitments or obligations of, or required to be paid by, the Debtors for any Taxes of any kind for any period, including without limitation, any taxes owed to the State of California, the California Franchise Tax Board or any other governmental unit, affiliated or otherwise; (h) any liabilities, debts, commitments or obligations for any Taxes relating to the business of the Debtors or the Acquired Assets for or applicable to the pre-closing period, including without limitation, any taxes owed to the State of California, the California Franchise Tax Board or any other governmental unit, affiliated or otherwise; (i) any litigation; (j) any products liability, other tort or similar claims, whether pursuant to any state or any federal laws or otherwise including those arising from products or distribution thereof by or on behalf of Debtors; and (k) any Excluded Liabilities as set forth in the Asset Purchase Agreement.  The Purchaser has given substantial consideration under the Asset Purchase Agreement for the benefit of the holders of any encumbrances, claims, interests and Liens.  The consideration given by the Purchaser shall constitute valid and valuable consideration for the releases of any potential claims of successor liability of the Purchaser, which releases shall be deemed to have been given in favor of the Purchaser by all holders of encumbrances, claims, interests and Liens against or interests in the Debtors or any of the Acquired Assets.

46.         The Debtors, including but not limited to their respective officers, employees and agents, are hereby authorized to execute such documents and do such acts as are necessary or desirable to carry out the transactions contemplated by the terms and conditions of the Asset Purchase Agreement and this Order.  The Debtors shall be, and they hereby are, authorized to take all such actions as may be necessary to effectuate the terms of this Order.

47.         To the extent applicable, the automatic stay pursuant to section 362 of the Bankruptcy Code is hereby lifted with respect to the Debtors to the extent necessary, without further order of the Court (a) to allow the Purchaser to give the Debtors any notice provided for in the Asset Purchase Agreement and (b) to allow the Purchaser to take any and all actions permitted by the Asset Purchase Agreement in accordance with the terms and conditions thereof.

48.         At or prior to the Closing, the Debtors shall take all necessary action to change their names to a name that does not include the word “Protective” or “Ceramic” or any other name or mark included in the Debtors’ intellectual property or any translations, adaptations, derivations or combinations of any of the foregoing or any name or mark confusingly similar thereto.

49.         The Transactions contemplated by the Asset Purchase Agreement are undertaken by the Purchaser without collusion and in good faith, as that term is defined in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Transactions shall not affect the validity of the Transactions (including the assumption and assignment of the Assumed Executory Contracts by the Purchaser, if any, and the sale free and clear of all encumbrances, claims, interests and Liens (unless otherwise assumed in the Asset Purchase Agreement)), unless such authorization and consummation of such Transactions are duly stayed pending such appeal.  The Purchaser is a good faith buyer within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to the full protections of section 363(m) of the Bankruptcy Code.

50.         Nothing contained in any plan of reorganization or liquidation, or order of any type or kind entered in (a) these chapter 11 cases, (b) any subsequent chapter 7 or chapter 11 case of the Debtors or (c) any related proceeding subsequent to entry of this Order, shall conflict with or derogate from the provisions of the Asset Purchase Agreement or the terms of this Order.

51.         No bulk sales law or any similar law of any state or other jurisdiction applies in any way to the Transactions.

52.         The failure specifically to include any particular provisions of the Asset Purchase Agreement including any of the documents, agreements or instruments executed in connection therewith in this Order shall not diminish or impair the efficacy of such provision, document, agreement or instrument, it being the intent of the Court that the Asset Purchase Agreement and each document, agreement or instrument be authorized and approved in its entirety.

53.         All time periods set forth in this Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

54.         To the extent that this Order is inconsistent with any prior order or pleading with respect to the Motion in these chapter 11 cases, the terms of this Order shall govern.

55.         To the extent there are any inconsistencies between the terms of this Order and the Asset Purchase Agreement (including all ancillary documents executed in connection therewith), the terms of this Order shall govern.

56.         The Asset Purchase Agreement and any related agreements, documents or other instruments may be modified, amended or supplemented by the parties thereto in accordance with the terms thereof without further order of the Court, provided that any such modification, amendment or supplement does not have a material adverse effect on the Debtors’ estates.

57.         The provisions of this Order are nonseverable and mutually dependent.

58.         Notwithstanding Bankruptcy Rules 6004(h), 6006(d), 7062 and 9014, this Order shall be effective immediately upon entry and the Debtors and the Purchaser are authorized to close the Transactions immediately upon entry of this Order.

59.         The Debtors are authorized and directed to pay its investment banker, Bayshore Partners, LLC, (“Bayshore”) the Transaction Fee (as that term is defined in Bayshore's Court-approved retention agreement) with wired funds at the Closing, in an amount equal to $341,100, plus reimbursement of expenses from the proceeds of the Sale in accordance with 11 U.S.C. 328(a),  free and clear of any lien, claim or interest that any creditor or claimant may possess in the relevant assets sold or proceeds received in connection with the sale Transaction, as contemplated by the Interim and Final Orders Granting Debtor’s Application For Authority to Retain Bayshore Partners, LLC as Investment Banker to the Debtors (C.P. # 53 & 126) (collectively, the “Retention Orders”).  Bayshore shall apply any funds held as a Retainer (approximately $12,000 as of February 18, 2010) as a credit against any Transaction Fee.  The Transaction Fee is exclusive of any monthly fees previously paid to Bayshore, which such fees are also approved hereby.  Pursuant to the Final Retention Orders, Bayshore is not required to file fee applications and this paragraph shall constitute a final award of all fees and expenses owed to Bayshore in these cases.

60.         The Debtors are authorized to take all actions necessary to effectuate the relief granted pursuant to this Order.

61.         The Court shall retain jurisdiction to, among other things, interpret, implement, and enforce the terms and provisions of this Order and the Agreement, all amendments thereto and any waivers and consents thereunder and each of the agreements executed in connection therewith to which the Debtors are a party or which has been assigned by the Debtors to the Purchaser, and to adjudicate, if necessary, any and all disputes concerning or relating in any way to the Transactions.

# # #

Submitted by:

Jordi Guso, Esq.
Berger Singerman, P.A.
200 South Biscayne Boulevard, Suite 1000
Miami, FL  33131
Tel. (305) 755-9500
Fax (305) 714-4340
Email: juguso@bergersingerman.com

Copy furnished to:

Jordi Guso, Esq.

(Attorney Jordi Guso is directed, pursuant to Local Rule 5005-1, to serve conformed copies of this Order upon all parties in interest, and to file a Certificate of Service with the Court confirming such service.)